C. Thomas Burton, Jr.
775.785.5433
tburton@swlaw.com

October 23, 2015

Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor
New York, New York 10019-6163

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-3 (together with all amendments to such statement, the “Registration Statement”) relating to the registration of (i) up to $100,000,000 of shares of Anavex Life Sciences Corp.’s (the “Company”) common stock, par value $0.001 per share to be offered by the Company, (ii) up to $50,000,000 of shares of the Company’s common stock, par value $0.001 per share to be sold by the selling security holder described in the Registration Statement, and (iii) up to 269,397 shares of the Company common stock, par value $0.001 per share issued as a commitment fee to such selling security holder (all collectively, the “Shares”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

Anavex Life Sciences Corp.
October 23, 2015

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.